EX-35.2
(logo) R-G Mortgage

Annual Statement As To Compliance for CSMC Mortgage-Backed Trust Series 2007-5

Per Section 13.06 of the Pooling and Servicing Agreement, dated as of July 1, 2007, the undersigned officer of R&G Mortgage Corp. (the "Servicer") hereby certifies the following:

(i) A review of the activities of the Servicer during the period from July 1, 2007 to December 31, 2007 and the performance of the Servicer under the Pooling and Servicing Agreement has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Pooling and Servicing Agreement in all material respects throughout the period from July 1, 2007 to December 31, 2007, except for the following:

  a. Section 3.05 (d)   Certain payments on pool assets, including any payoffs,
                        made in accordance with the related pool asset documents were not allocated to principal, interest or other items in accordance with the related pool asset documents.

  b. Section 3.07 (b)   Certain records documenting collections efforts were
                        not maintained during the periods pool assets were delinquent in accordance with the transactions agreement.

  c. Section 4.05       Certain information in the delinquency reports sent to
                        the Master Servicer was not reflected in accordance with the transaction agreements.

1


(page)


Signed: /s/ Ismenia Isidor
Name: Ismenia Isidor
Title: Senior Vice President - Servicing
Date: April 11, 2008


Signed: /s/ Joanellie Vargas
Name: Joanellie Vargas
Title: Senior Vice President - Finance
(for investor accounting)
Date: April 11, 2008

2

RG Plaza Building * 280 Jesus T. Pinero Ave., Hato Rey PR 00918 * PO Box 362394 San Juan PR 00936-2394 Cuadro General (787) 764-2424 * Fax (787) 764-6667

(logo)
EQUAL HOUSING
LENDER O.C.I.F. Lic 15-1

Centro Informativo (787) 766-8123

www.rgonline.com